Exhibit 99.1

Analysts: Tom O’Malley (330) 384-7109	Media: Jacque Sir Louis (330) 849-8877

FIRSTMERIT ENTERS INTO TWO YEAR
STOCK REPURCHASE PROGRAM

AKRON, Ohio, July 15, 2004 — At its regular meeting held on July 15, 2004, the Board of Directors of FirstMerit Corporation (Nasdaq: FMER) authorized the repurchase of up to 3,000,000 shares of its currently outstanding common stock. The total authorized share count equates to approximately 3.5% of the Company’s outstanding shares. This program supersedes the repurchase program announced May 17, 2001, under which FirstMerit has repurchased shares.

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FirstMerit Corporation anticipates that the repurchases will be made periodically throughout the next two years, although the number of shares actually repurchased, the timing of the repurchases and the prices to be paid for the shares will be based on a variety of factors, including the availability of FirstMerit Corporation shares, the prevailing market prices, and any other considerations that, in the opinion of management, affect the advisability of purchasing FirstMerit Corporation shares from time to time. The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares for reissue for various corporate purposes, including employee stock option plans.

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.4 billion as of June 30, 2004, and 161 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and financial services to consumers and businesses through its core operations. Principal wholly- owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit

Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

Forward Looking Statements

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. No assurance can be given that the intended number of shares will be repurchased, when they will be repurchased or the prices that will be paid. Decisions about individual repurchases will be made based upon the availability of shares, the prevailing market prices and any other considerations that, in the opinion of management, affect the advisability of purchasing FirstMerit Corporation shares from time to time. FirstMerit Corporation undertakes no obligation to release further statements with respect to the stock repurchase plan, except to the extent that information about repurchases will be included in FirstMerit Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission.

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